Exhibit 10.4

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (this “Sponsor Agreement”) is dated as of May 2, 2023, by and among BIOPLUS SPONSOR LLC, a Delaware limited liability company (“Sponsor”), BIOPLUS ACQUISITION CORP., a Cayman Islands exempted company (together with its successors, including after the Domestication) (“Acquiror”), and AVERTIX MEDICAL, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of Acquiror Founders Stock, Acquiror Units and Acquiror Warrants as set forth on Schedule I attached hereto;

WHEREAS, prior to (but no later than the day preceding) the Closing Date, and following Acquiror shareholders’ exercise of their Redemption Rights, and subject to the conditions of the Business Combination Agreement, the Acquiror will migrate to and domesticate as a Delaware corporation;

WHEREAS, in connection with the Domestication, all of the shares of Acquiror Founders Stock held by Sponsor will be converted into shares of Domesticated Acquiror Common Stock (such shares, the “Acquiror Sponsor Shares” and such conversion, the “Acquiror Sponsor Share Conversion”), all of the Acquiror Units held by Sponsor will be converted into Domesticated Acquiror Units (such units, the “Acquiror Sponsor Units” and such conversion, the “Acquiror Sponsor Unit Conversion”) and all of the Acquiror Warrants held by Sponsor will be converted into Domesticated Acquiror Warrants (such warrants, the “Acquiror Sponsor Warrants” and such conversion, the “Acquiror Sponsor Warrant Conversion”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Sponsor and the Company have entered into a Business Combination Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror and Acquiror will change its name to Avertix Medical, Inc. or such other name mutually agreed by Acquiror and the Company (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by, and comply with, Sections 7.01 (No Solicitation) and 7.09 (Public Announcement) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2    No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants owned by Sponsor (“Subject Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants owned by Sponsor (clauses (i) and (ii) collectively, “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than pursuant to this Agreement and with the consent of the Company; provided, however, that the foregoing shall not prohibit Transfers by Sponsor (A) to any of its affiliates (and any of Sponsor’s and its affiliates’ respective executive officers and directors), so long as, prior to and as a condition to the effectiveness of any such Transfer, such affiliate or person executes and delivers to the Company a joinder to this Agreement in a form reasonably acceptable to the Company, and/or (B) to any third party unaffiliated with Sponsor (a “Third Party”) (1) provided that, if such Third Party is a shareholder of Acquiror, such Third Party agrees in writing not to exercise his, her or its Redemption Rights with respect to any shares of Acquiror Common Stock owned by such Third Party, or (2) in connection with any purchase or commitment to purchase by such Third Party of any Acquiror Common Stock, Company Stock or other equity interests or securities of Acquiror or the Company, including convertible securities. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Securities other than Transfers permitted by the foregoing proviso.

Section 1.3    New Shares. In the event that (a) any Acquiror Sponsor Shares, Acquiror Sponsor Units, Acquiror Sponsor Warrants or other equity securities of Acquiror are issued to Sponsor after the date of this Sponsor Agreement, including pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants of, on or affecting the Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants owned by Sponsor or otherwise,

(b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Sponsor Shares, Acquiror Sponsor Units, Acquiror Sponsor Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Sponsor Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Sponsor Shares, Acquiror Sponsor Units, Acquiror Sponsor Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants owned by Sponsor as of the date hereof.

Section 1.4    Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, Sponsor, the Holders (as defined therein), and the other parties thereto, in substantially the form attached as Exhibit D to the Business Combination Agreement.

Section 1.5    Sponsor Agreements.

(a)    At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Sponsor shall (x) appear at each such meeting or otherwise cause all of its Acquiror Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Sponsor Shares:

(i)    in favor of each Acquiror Proposal;

(ii)    against any Alternative Transaction or any proposal relating to an Alternative Transaction;

(iii)    against any merger agreement or merger (other than the Business Combination Agreement or the Merger), scheme or arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)    against any change in the business, management or Acquiror Board (other than in connection with the Acquiror Proposals) that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Acquiror Proposals in any material respect;

(v)    against any change in any manner to the voting rights of any class of the Acquiror’s capital stock, other than an amendment to the Acquiror’s organizational documents contemplated by the Business Combination Agreement; and

(vi)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Business

Combination Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)    Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement, including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Acquiror Sponsor Shares owned by Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(c)    During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article IX thereof, Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

Section 1.6    No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.7     Waiver of Anti-Dilution. Sponsor, who is holder of all of the Acquiror Sponsor Shares outstanding as of the date hereof, hereby waives, pursuant to and in compliance with the provisions of the Acquiror Organizational Documents, any adjustment to the Initial Conversion Ratio (as defined in the Acquiror Articles of Association) set forth in Section 17.3 of the Acquiror Articles of Association, and any rights to other anti-dilution protections with respect to Acquiror Sponsor Shares or Acquiror Sponsor Units, that may result from any Additional Financing, other private placements of equity linked securities of Acquiror and/or the consummation of the Transactions and/or the consummation of the Transactions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)    Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)    Governmental Approvals. No consent of or with any Governmental Authority on the part of the Sponsor is required to be obtained or made in connection with the execution, delivery, or performance by the Sponsor of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transaction contemplated hereby.

(c)    Ownership. As of the date hereof, Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Acquiror Sponsor Shares, Acquiror Sponsor Units and Acquiror Sponsor Warrants set forth on Schedule I, and there exists no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants) affecting any such Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants and none of Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants, other than (i) pursuant to (A) this Sponsor Agreement, (B) the Acquiror Organizational Documents, (C) the Business Combination Agreement, (D) the Letter Agreement or (E) any applicable securities Laws or (ii) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations under this Agreement. Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units and Acquiror Sponsor Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Sponsor Agreement. Other than the Acquiror Sponsor Warrants and Acquiror Sponsor Units, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(d)    No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor, does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) conflict with or violate any Law or Governmental Order, (iii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants), (iv) result in the termination, withdrawal, suspension, cancellation, or modification of any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants, (v) accelerate the performance required by the Sponsor under any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants, (vi) result in a right of termination or acceleration under any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants, (vii) give rise to any obligation to make payments or provide compensation under any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror

Sponsor Units or Acquiror Sponsor Warrants, (viii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Sponsor, (ix) give any person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate, or modify any right, benefit, or obligation or other term under, any of the terms, conditions, or provisions of, any contract binding upon Sponsor or Sponsor’s Acquiror Sponsor Shares, Acquiror Sponsor Units or Acquiror Sponsor Warrants, in each case of clauses (ii) through (ix), to the extent any such conflict or violation, lack of any such consent, approval, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, creation or other action has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transaction contemplated hereby.

(e)    No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Acquiror Sponsor Shares now or at any time legally or beneficially owned by Sponsor or elect to redeem any of its Acquiror Sponsor Shares in connection with the transactions contemplated by the Business Combination Agreement.

(f)    Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(g)    Brokerage Fees. Except as described on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(h)    Acknowledgment. Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2    Governing Law. This Sponsor Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Sponsor Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Sponsor Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Sponsor Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Sponsor Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.3    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Sponsor Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Sponsor Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 3.3.

Section 3.4    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Sponsor Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity (as expressly prohibited in this Sponsor Agreement). Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.5    Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and Sponsor.

Section 3.6    Severability. If any term or other provision of this Sponsor Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Sponsor Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Sponsor Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.7    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.7):

If to Acquiror:

BioPlus Acquisition Corp. 260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Jonathan Rigby

Email: [***]

with a copy to:

Cooley LLP 3 Embarcadero Center

20th Floor

San Francisco, California 94111

Attention: Garth Osterman; Miguel J. Vega

Email: [***]; [***]

If to the Company:

Avertix Medical, Inc.

40 Christopher Way

Suite 201

Eatontown, New Jersey 07724

Attention: Tim Moran

Email: [***]

with a copy to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence; Jeff Kuras

Email: [***]; [***]

If to Sponsor:

BioPlus Sponsor LLC

260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Steven Fletcher

Email: [***]

Section 3.8    Counterparts. This Sponsor Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.9    Entire Agreement; Assignment. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Sponsor Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

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IN WITNESS WHEREOF, Sponsor, Acquiror, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

BIOPLUS SPONSOR LLC

By:	/s/ Steven Fletcher
Name:	Steven Fletcher
Title:	Managing Member

SIGNATURE PAGE TO SPONSOR AGREEMENT

IN WITNESS WHEREOF, Sponsor, Acquiror, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

ACQUIROR:

BIOPLUS ACQUISITION CORP.

By:	/s/ Jonathan Rigby
Name:	Jonathan Rigby
Title:	Chairman and Chief Business Officer

SIGNATURE PAGE TO SPONSOR AGREEMENT

IN WITNESS WHEREOF, Sponsor, Acquiror, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

COMPANY:

AVERTIX MEDICAL, INC.

By:	/s/ Timothy P. Moran
Name:	Timothy P. Moran
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO SPONSOR AGREEMENT

SCHEDULE I

ACQUIROR SPONSOR SHARES, ACQUIROR SPONSOR WARRANTS AND ACQUIROR SPONSOR UNITS

	Acquiror Sponsor Shares	Acquiror Sponsor Warrants	Acquiror Sponsor Units
Sponsor	5,750,000	380,000	—

SCHEDULE I TO SPONSOR AGREEMENT